Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	March 25, 2008
No. 1154

Coherent, Inc. announces final results of its tender offer

Coherent acquires 7,972,313 shares at $28.50 per share

Santa Clara, Calif., March 25, 2008—Coherent, Inc. (NASDAQ:COHR) today announced the final results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Monday, March 17, 2008.

Based on the final count by the depositary for the tender offer, Coherent accepted for payment an aggregate of 7,972,313 shares of its common stock at a purchase price of $28.50 per share. These shares represent approximately 25% of the shares issued and outstanding.

Based on the final count by the depositary for the tender offer, an aggregate of 7,972,313 shares were properly tendered and not withdrawn at or below a price of $28.50. The 7,972,313 shares purchased are comprised of the 7,628,000 shares Coherent offered to purchase and 344,313 shares purchased pursuant to Coherent’s right to purchase up to an additional 2% of the outstanding shares, without extending the tender offer in accordance with applicable securities laws.

The depositary will promptly pay for the shares accepted for purchase.  All shares tendered and delivered at prices between $28.75 and $29.50 per share will be returned promptly to shareholders by the depositary.

The self-tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated February 15, 2008, in which the Company offered to purchase up to 7,628,000 shares at a price not less than $26.00 per share and not greater than $29.50 per share, filed with the Securities and Exchange Commission on February 15, 2008, as amended on March 7, 2008 and March 18, 2008.

Merrill Lynch & Co. is the Company’s dealer manager for the tender offer. The information agent is Georgeson Inc., and the depositary is American Stock Transfer & Trust Company. Any questions with regard to the tender offer may be directed to the information agent, at 877-868-4962.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets.

Please direct any questions to Leen Simonet, Executive Vice President and Chief Financial Officer at 408-764-4161.